FILED PURSUANT TO
RULE 424(B)(3)
FILE NO: 333-108780
HINES REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 32 DATED JANUARY 31, 2006
TO THE PROSPECTUS DATED JUNE 18, 2004
      This prospectus supplement (this “Supplement”) is part of, and should be read in conjunction with, the prospectus of Hines Real Estate Investment Trust, Inc. dated June 18, 2004 (the “Prospectus”), Supplement No. 12 to the Prospectus, dated April 22, 2005, Supplement No. 14 to the Prospectus, dated May 19, 2005, Supplement No. 20 to the Prospectus, dated August 22, 2005, Supplement No. 28 to the Prospectus, dated November 22, 2005, Supplement No. 29 to the Prospectus, dated November 30, 2005, Supplement No. 30 to the Prospectus, dated December 22, 2005 and Supplement No. 31 to the Prospectus, dated January 18, 2006. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.
      The purposes of this Supplement are as follows:

•	to provide an update on the status of our public offering;

•	to provide information regarding the dividends recently declared by our board of directors for the month of February 2006.
Status of the Offering
      As of January 27, 2006, we had received gross offering proceeds of approximately $246.1 million from the sale of 24,843,717 of our common shares, including approximately $3.9 million of gross proceeds related to the sale of 405,948 common shares pursuant to our dividend reinvestment plan. As of January 27, 2006, 175,562,231 common shares remained available for sale to the public pursuant to the offering, exclusive of 19,594,052 common shares available under our dividend reinvestment plan.
Dividends Declared by Hines REIT’s Board of Directors
      On January 31, 2005, our board of directors declared dividends for the month of February 2006. The declared dividends will be calculated based on shareholders of record each day during such month and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a share price of $10.00. These dividends will be aggregated and paid in cash in April 2006.